Exhibit 10.220

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

AGREEMENT made this 4th day of May, 2004, by and between Zieman Manufacturing Company, a California corporation (the “Corporation”) and Ronald J. Anderson (the “Executive”).

W I T N E S S E T H:

WHEREAS, on the date hereof, Lippert Components, Inc., a Delaware Corporation (“LCI”) acquired the outstanding capital stock of the Corporation; and

WHEREAS, the Executive was a principal owner of the Corporation and has had extensive experience with the business of the Corporation to be conducted by the Corporation, and the Corporation desires to utilize the Executive’s experience, knowledge and abilities in connection with the operations of the Corporation by employing him as an executive of the Corporation; and

WHEREAS, the Corporation does not wish the Executive to compete against it,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1     Employment. The Corporation hereby employs the Executive and the Executive hereby agrees to serve the Corporation as Director of Sales pursuant to the terms and conditions of this Agreement. The Executive agrees to continue to devote substantially all of his time, attention, skills and efforts to the performance of his duties on behalf of the Corporation at the principal executive offices of the Corporation in Whittier, California; provided, however, that the Executive shall at no time be required to change his residence without his consent.

2     Term. The term of this Agreement shall commence on the date hereof and shall continue for the a period of five (5) years from the date hereof, subject to earlier termination as provided herein (the “Term”).

3     Duties. During the Term, the Executive shall exert his best efforts, and, subject to the terms and provisions hereof, shall devote substantially all of his time and attention to the business of the Corporation, and will use his best efforts to promote the interests of the Corporation, including, but not limited to, assisting in servicing important customers; obtaining leads for new customers; preparation of promotional and advertising materials; monitoring prices; marketing activities; recommending sales policies; assisting in product development and redesign, and assist in expanding sales of the Corporation’s products to additional geographic markets. Consistent with the foregoing, the Executive shall not be precluded from giving appropriate attention to his personal and financial affairs. The Executive shall act in accordance with the policies of the Corporation as determined from time to time by its Board of Directors and President, and shall perform such services and duties as such Board of Directors and President may from time to time direct consistent with this Agreement

4      Compensation. The Corporation agrees to pay the Executive for his services to the Corporation a base salary of One Hundred Twenty Six Thousand ($126,000) Dollars per annum, payable according to the customary payroll practice of the Corporation.

5       Benefits.The Executive and his family shall continue to receive medical and other insurance at least equivalent, in nature and extent, to the coverage afforded by the Corporation to the Executive prior to the date hereof.

5.1    The Executive shall be eligible to participate in any pension, retirement or profit-sharing plan adopted by the Corporation for the benefit of its Executives generally, as well as the Drew Industries Incorporated 2002 Equity Award and Incentive Plan, in all cases subject to the terms thereof.

5.2    The Executive shall be entitled to a paid vacation in each year during the term hereof of four (4) weeks.

6.     Expenses. All travel and other expenses incident to the rendering of services by the Executive hereunder will be paid by the Corporation. If any such expenses are paid in the first instance by the Executive, the Corporation will reimburse him therefor on presentation of expense vouchers.

6.1    During the period of employment hereunder, the Corporation will provide to the Executive an automobile allowance of $750 per month and a gasoline credit card, to be used in connection with services rendered hereunder.

7.	Termination.

7.1    If, on account of physical or mental disability, the Executive shall fail or be unable to fully perform this Agreement for an aggregate four (4) months during any twelve-month period, the Corporation may, at its option, at any time thereafter, upon thirty (30) days written notice to the Executive, terminate this Agreement, and this Agreement shall come to an end at the end of said notice period as if such date were the termination date of this Agreement.

7.2    In the event of the death of the Executive during the Term, the term of this Agreement shall terminate on the date of death. In such case, the Corporation shall continue to pay to the heir or designee of the Executive the salary payments provided for in Paragraph 4 hereof, which the Executive would have been entitled to receive but for such termination, for a period of six (6) months from the date of death of the Executive.

7.3    The Corporation may terminate this Agreement and the Executive’s employment for Cause (as hereinafter defined), at any time, effective immediately upon giving the Executive written notice of such termination; provided, however, that the Executive shall be given the opportunity to be heard by at least a majority of the Board of Directors of the Corporation upon at least five business days notice of a meeting of the Board of Directors for such purpose. As used herein, the term “Cause” shall mean (i) a material breach of the terms of this Agreement which continues for a period of 10 days after notice thereof, or more than three such breaches in any six month period during the Term; (ii) one or more instances of willful misconduct or gross negligence which individually or in the aggregate have a material adverse effect, financial or otherwise, on the Company or any of the Affiliated Companies (as defined in Paragraph 8.1 hereof); (iii) dishonesty, embezzlement, fraud, accepting bribery or kickbacks or similar acts involving the Company or any of the Affiliated Companies, or in connection with employment by the Company or any of the Affiliated Companies; (iv) conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (v) or habitual absenteeism as a result of substance abuse. In such event, this Agreement shall come to an end as of the end of such notice period as if such date were the termination date of this Agreement and the Corporation shall have no further obligation or liability to the Executive.

7.4    Upon expiration of this Agreement or upon termination of this Agreement by the Corporation pursuant to Section 7.1 hereof, the Executive shall be entitled to purchase from or through the Corporation the medical insurance then in effect for the benefit of the Executive and his family. If the Corporation or the insurance provider is unable or unwilling to furnish such insurance, the Executive shall be entitled to obtain the same or equivalent insurance from another source and the Corporation will reimburse the Executive annually for the amount by which the cost to the Executive for the same or equivalent insurance obtained by the Executive exceeds the amount paid by the Corporation for such insurance at the time this Agreement is terminated.

8.	Non-Competition; Corporate Property.

8.1    During the Term and for a period of three (3) years from the date of termination of this Agreement (the “Restricted Period”) the Executive shall not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have any financial interest in, or engage in, any business competitive to that of the business of the Corporation or its parent company, subsidiaries or affiliates (collectively, the “Affiliated Companies”) or solicit for employment or employ any employee of the Corporation or the Affiliated Companies. For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which the Corporation or any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale or distribution of any products developed, designed, manufactured sold or distributed, or the offering of any services offered, by the Corporation or any of the Affiliated Companies; and the Executive shall be deemed directly or indirectly to engage in such business if he, or any member of his immediate family participates (with respect to family members, in the areas of manufacture, design, sales or marketing) in such business, or in any entity engaged in or which owns, such business, as an officer, director, employee, consultant, independent contractor, inventor, product developer, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; provided, however, that the Executive will not (i) at any time utilize the names “Lippert” or “Lippert Components” or “Zieman” in any business competitive to that of the business of the Corporation or any of the Affiliated Companies, or any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Corporation or the Affiliated Companies, or any proprietary information of any of the Corporation or the Affiliated Companies or (ii) during the Restricted Period, sell, assign or otherwise dispose of, or disclose, to any person or entity other than the Corporation or the Affiliated Companies any products developed or invented by the Executive for the recreational vehicle industry or any patent or application with respect thereto. The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934, and such investment represents less than five (5%) per cent of the outstanding securities of such class.

8.2    The Executive agrees that all products, packaging, inventions, designs, patents, creations, ideas, techniques, methods, copyrightable materials, whether or not registered, or any portions thereof, and any improvements or modifications thereon, and any applications with respect to each of the foregoing, and any know-how or procedures related thereto (whether or not patentable), and any patents, which relate to the business and products of the Corporation or the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Corporation or any of the Affiliated Companies, shall be the sole and exclusive property of the Corporation, without additional compensation payable therefor, except as provided in Paragraph 5 hereof; and by these presents the Executive hereby assigns to the Corporation any and all right, title and interest he has, or may have, therein.

9.	Additional Provisions.

9.1    If any of the provisions of this Agreement is found or deemed by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be considered severable from the remainder of this Agreement and shall not cause the remainder to be invalid or unenforceable. The Agreement shall to the extent possible be interpreted to achieve the intent of the parties. This Agreement cannot be modified except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.2   All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by telecopy or after dispatch by recognized overnight carrier or express mail service or certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made.

If to the Corporation:	Lippert Components, Inc.

2766 College Avenue

Goshen, IN 46528

Attn: President

-copy to-

Drew Industries Incorporated

200 Mamaroneck Avenue

Suite 301

White Plains, New York 10601

Attention: President

Fax: (914) 428-4581

885215.3

and

Harvey F. Milman, Esq.

Phillips Nizer LLP

666 Fifth Avenue

New York, New York 10103-0084

Fax: (212) 262-5152

If to the Executive:	Mr. Ronald J. Anderson

115 West Winslow

Upland, CA 91786

-copy to-

Rodi, Pollock, Pettker, Galbraith & Cahill

A Law Corporation

444 South Flower Street, Suite 1700

Los Angeles, CA 90071-2901

Attention: William R. Christian, Esq.

Fax: (213) 895-4921

9.3    This Agreement constitutes the whole Agreement between the parties, and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by a writing signed by the parties hereto.

9.4    This Agreement shall inure to the benefit of and be binding, upon the Corporation, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

9.5    In any proceeding arising out of or involving a dispute or disagreement with respect to this Agreement, the prevailing party (on the merits, by motion, or otherwise) shall be entitled to be reimbursed by the other party for all legal fees and expenses incurred in connection with such proceeding

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its duly authorized officer, and its corporate seal to be hereunto affixed, and the Executive has hereunto set his hand the day and year first above written.

ATTEST: /s/ Fredric Zinn	ZIEMAN MANUFACTURING COMPANY By:/s/ Leigh J. Abrams, VP
WITNESS: /s/ Laure Lee Sandelier	/s/ Ronald J. Anderson Ronald J. Anderson